UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021 (February 8, 2021)

Ceridian HCM Holding Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38467	46-3231686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 853-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CDAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2021, the Compensation Committee of the Board of Directors (the “Board”) of Ceridian HCM Holding Inc. (the “Company”) determined that the Company did not achieve the threshold levels of the Cloud revenue and adjusted EBITDA margin measures set forth in the Company’s 2020 Management Incentive Plan (the “2020 MIP”).  As a result, there was no cash payout to participants pursuant to the 2020 MIP, and the performance stock units (“PSUs”) issued to participants in the 2020 MIP on February 28, 2020 pursuant to the 2020 MIP were forfeited on February 8, 2021 pursuant to the terms of the PSU award agreement.

Although the Company did not meet the threshold levels of either of the performance measures under the 2020 MIP, given (i) the unprecedented and unforeseeable impact of the COVID-19 pandemic on the general economy, (ii) the headwinds generated by our customers’ depressed employment levels specifically, and (iii) our management team’s outstanding operational and financial performance during the year, including achieving Cloud revenue of approximately $729.4 million and an adjusted EBITDA margin of approximately 18.9%, the Compensation Committee determined that a discretionary cash bonus in line with the results of a qualitative assessment of Company and management performance for the 2020 fiscal year was warranted.

As a result, on February 8, 2021, the Compensation Committee approved and recommended that the Board approve discretionary cash bonus payments to participants in the 2020 MIP, including payouts to the Company’s named executive officers listed in the Company’s proxy statement, dated March 19, 2020, for the Company’s 2020 annual stockholders meeting (the “NEOs”), equal to approximately seventy percent (70%) of the of the original 2020 MIP target (“Cash Bonus Payment”). The Cash Bonus Payment is intended to align with the Company’s pay for performance orientation in an unprecedented year, and reflects managements’ financial performance in 2020 while still taking into account the impact of the COVID-19 pandemic on our stockholders, customers, employees and other stakeholders.

On February 11, 2021, the Board approved the Cash Bonus Payment.

As such, the NEOs were awarded the following discretionary cash bonus payments:  David D. Ossip, Chair and Chief Executive Officer ($560,000); Leagh E. Turner, President and Chief Operating Officer ($275,100); Christopher R. Armstrong, Executive Vice President, Chief Customer Officer ($275,100); and Erik J. Zimmer, Executive Vice President, Head of Mergers & Acquisitions ($275,100).  Pursuant to the terms of his Separation and Consulting Agreement, Arthur Gitajn, former Executive Vice President, Chief Financial Officer, received a CAD $224,000 discretionary cash bonus.  Pursuant to the terms of his Separation and Consulting Agreement, Ozzie Goldschmied, former Executive Vice President, Chief Technology Officer received a payment equal to his 2020 MIP target amount.  Further, pursuant to the terms of her employment agreement, Noemie C. Heuland, Executive Vice President, Chief Financial Officer, did not receive a discretionary cash bonus payment for 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: February 12, 2021